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                                                                     EXHIBIT 8.1
                      [Hogan & Hartson L.L.P. Letterhead]



                               January 12, 1998


Public Storage, Inc.
701 Western Avenue
Suite 200
Glendale, CA 91201-2397

Ladies and Gentlemen:

          In connection with the registration by Public Storage, Inc., a California corporation (the "Company"), of shares of preferred stock, par value $.01 per share, depositary shares representing a fractional interest in a share of such preferred stock, shares of equity stock, par value $.01 per share, shares of common stock, par value $.10 per share, and warrants to purchase shares of such preferred or common stock, with an aggregate public offering price of up to $700,000,000, as more fully described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission on November 26, 1997, as amended through the date hereof (the "Registration Statement," which includes the "Prospectus"), we have been requested to provide you with our opinion as to whether the Company continues to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code (the "Code") following the Merger of Public Storage Management, Inc. ("PSMI") into the Company (the "Merger").

          All capitalized terms used herein have the same meaning as set forth in the Registration Statement unless otherwise defined herein.

          Our opinion is based on (i) existing law as contained in the Code, regulations issued thereunder by the U.S. Treasury Department ("Regulations"), administrative pronouncements of the Internal Revenue Service ("IRS"), and court decisions as of the date hereof, (ii) our understanding of the relevant facts related to the Company, its past, current, and contemplated operation, as reflected in the Registration Statement and as represented to us in the certificate of the Company of even date herewith (the "Management Representation Letter"), (iii) our assumption that the Company will continue to be operated in accordance with the representations contained in the Management Representation Letter and (iv) our assumption that each class or series of shares of stock of the Company (including

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Public Storage, Inc.

January 12, 1998
Page 2

the shares of Equity Stock, Series A (which shares were issued pursuant to a Certificate of Determination filed with the California Secretary of State on June 27, 1997)) that is issued and outstanding is and has been at all times validly issued and enforceable in accordance with its terms under the laws of the State of California. Any of the statutes, regulations, administrative pronouncements, or judicial decisions upon which this opinion is based could be changed at any time, perhaps with retroactive effect. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts.

          In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Agreement and Plan of Reorganization by and among Public Storage, Inc., PSMI and the Company dated June 30, 1995; (2) the Registration Statement (including the exhibits thereto and all amendments thereto made through the date hereof); (3) the Amendment to the Company's Restated Articles of Incorporation, as adopted in connection with the Merger; (4) the Shareholders' Agreement dated November 16, 1995 ("Shareholders' Agreement") entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2; (5) the articles of incorporation, by-laws and stock ownership information for PS Orange Co., Inc. ("Lock/Box Company"), American Office Park Properties, Inc. (formerly Public Storage Commercial Properties Group, Inc.), PSCC, Inc. ("PSCC"), and Public Storage Pick-Up & Delivery, Inc. ("PS Pick-Up"); (6) the ruling request letters, dated March 19, 1995 and June 7, 1995, submitted to the IRS on behalf of the Company, and the ruling letter dated October 4, 1995, issued by the IRS in response thereto and the ruling request letters dated July 30, 1996, December 23, 1996, and March 4, 1997 and the ruling letter dated May 16, 1997 issued by the IRS in response thereto (the "Ruling Requests"); (7) the Amendment to the Amended Management Agreement dated August 8, 1995; and (8) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct in all material respects, and that all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that the Company has been, and each of the Company, the Lock/Box Company, PSCC and PS Pick-Up will be, operated substantially in the manner described in the

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Public Storage, Inc.

January 12, 1998
Page 3


Registration Statement, the Ruling Requests, and the relevant articles of incorporation and other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents that are executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in documents we reviewed or of representations made by the Company. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. Without limiting the foregoing, we have not undertaken to review and determine the tax status, as a partnership for federal income tax purposes, of each limited partnership and each limited liability company in which the Company owns an interest. Instead, we have, with the Company's consent, relied upon the Company's representations, set forth in the Management Representation Letter, as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that would preclude the Company from qualifying as a "real estate investment trust" for federal income tax purposes and therefore would have a material adverse impact on the opinions set forth herein. We also have assumed for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of California and that the provisions of the Shareholders' Agreement and Article IV of the Amendment to the Company's Restated Articles of Incorporation are fully enforceable in the manner set forth therein under the laws of the State of California. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

          Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

          The Company continues to qualify as a REIT under sections 856 through 860 of the Code following the Merger SO LONG AS (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and after giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company made

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Public Storage, Inc.

January 12, 1998
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          distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits.

          We note that the Prospectus does not currently address the federal income tax considerations that may be relevant to a holder of Securities other than Common Stock. It is our understanding that in the event the Company issues Securities other than Common Stock, the Company will prepare a supplement to the Prospectus, which supplement will address the federal income tax considerations that are likely to be material to a holder of such Securities.

          We are expressing our opinion only as to the specific matters set forth in the preceding paragraph. With regard to whether the Company continues to qualify as a REIT following the Merger, we specifically are not rendering an opinion as to whether the Company has satisfied or will continue to satisfy the stock ownership and gross income requirements applicable to REITs following the Merger or whether PSMI had current or accumulated earnings and profits at the time of the Merger. For a discussion of certain of the considerations associated with these issues, we direct your attention specifically to the discussions of these matters contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations--Consequences of the Merger on the Company's Qualification as a REIT."

          This opinion only represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing judicial decisions, administrative regulations and published rulings and procedures. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the application or
interpretation of the federal income tax laws.   We undertake no obligation to
update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

          We hereby consent to the filing of our opinion, together with the attachments thereto, as Exhibit 8.1 to the Registration Statement and to the use of

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January 12, 1998
Page 5

the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    Hogan & Hartson L.L.P.